Exhibit 21.1

Woodland Holdings Corporation

&

Subsidiaries

As of December 31, 2016

Those entities, which are indented, represent subsidiaries of the entity under which they are indented.

Name of Company	Jurisdiction of Formation
Woodland Holdings Corporation	Delaware
A. T2 Communications, LLC *	Michigan
B. Phone Services and More, LLC DBA Visitatel, LLC *	Michigan
C. Tiny Dial, LLC *	Delaware

*  Subsidiary sold effective March 31, 2017

Woodland Holdings Corporation

&

Subsidiaries

As of April 6, 2017

Name of Company	Jurisdiction of Formation
Woodland Holdings Corporation	Delaware
A. 4M Industrial Oxidation, LLC	Tennessee